                                     Exhibit 99.1

IRIDEX Announces Fourth Quarter and 2016 Financial Results

and Provides Full Year 2017 Financial Outlook

Cyclo G6™ Glaucoma Laser Platform Fourth Quarter Revenue Up 67% Year-over-Year

Record Revenue of $12.5 Million in the Fourth Quarter of 2016

MOUNTAIN VIEW, Calif., March 8, 2017 -- IRIDEX Corporation (Nasdaq: IRIX) today reported financial results for the three months and full year ended December 31, 2016 and provided its full year 2017 financial outlook.

Fourth Quarter and 2016 Financial Highlights

•	Total revenue of $12.5 million for the fourth quarter of 2016, a 3.4% increase year over year. Full year total revenue of $46.2 million, an increase of 10.5% compared to full year 2015.
•	Cyclo G6™ glaucoma laser platform revenues in the fourth quarter of 2016 increased 67% year over year with a full year 2016 increase of 311% compared to full year 2015.

Recent Business Highlights

•	Sold 96 Cyclo G6 systems and shipped approximately 8,000 G6 probes in the fourth quarter of 2016, bringing the total for the full year 2016 to 384 and 27,000, respectively.
•	Increased U.S. sales organization to 17 direct sales representatives and added one Area Sales Manager.
•	Established Iridex GmbH to facilitate a direct sales initiative in Germany.
•

Commercially launched G-Probe™ Illuminate at the American Glaucoma Society (AGS) Annual Meeting. The G-Probe Illuminate has built-in transillumination that optimizes placement of the probe and therapeutic outcomes in the treatment of glaucoma. The G-Probe Illuminate is the third disposable probe designed for use with the Cyclo G6 system.

•	Conducted live surgery webcast at the Asia-Pacific Academy of Ophthalmology (APAO) meeting in Singapore.

“We are pleased that 2016 was a strong year for Iridex, marked by the continued growth of our Cyclo G6 system for the treatment of glaucoma. During the year, we expanded both system placements and disposable probe utilization, broadened our platform offering, achieved compelling clinical outcomes, and continued to increase our global presence,” stated William M. Moore, President and CEO. “The Cyclo G6 is rapidly transforming our business and continues to outperform our expectations.  I believe we have only just begun to see the potential of what our MicroPulse® technology can do for the treatment of eye disease.”

Fourth Quarter 2016 Financial Results

Revenue for the three months ended December 31, 2016 increased 3.4% to $12.5 million from $12.1 million during the same period of the prior year. Growth in revenue was primarily driven by an increase in sales of the Cyclo G6 glaucoma laser platform which was partially offset by lower surgical retina product revenue.

Gross profit for the fourth quarter of 2016 was $5.6 million, or 44.4% gross margin, compared to $5.5 million, or 45.3% gross margin, in the same period of the prior year. Gross margins are expected to continue to fluctuate due to a variety of factors including changes in the mix of domestic and international sales, product mix, and manufacturing variances.

Operating expenses for the fourth quarter of 2016 were $6.6 million compared to $5.0 million in the same period of the prior year. The increase was largely due to investments to support the Company's commercial infrastructure, including increased sales and marketing, and quality and regulatory expenses.

Loss from operations for the fourth quarter of 2016 was $1.1 million, compared to income from operations of $0.5 million for the same period of the prior year.

In the fourth quarter of 2016, the Company recorded a full valuation allowance against all its deferred tax assets and recorded a non-cash provision for income taxes of $9.7 million. This valuation allowance contributed to our net loss for the fourth quarter of 2016 of $10.8 million, compared to net income of $0.4 million in the prior year.

Full Year 2016 Financial Results

Revenue for the year ended December 31, 2016 increased 10.5% to $46.2 million, from $41.8 million in 2015. Growth in revenue was primarily driven by an increase in sales of the Cyclo G6 glaucoma laser platform which was partially offset by lower surgical and medical retina product revenue.

Gross profit for the year was $20.8 million, or 45.1% gross margin, up from $20.0 million, or 47.8% gross margin, for the prior year. The decrease in gross margin was attributable primarily to a shift in geographic and product mix and manufacturing variances.

Operating expenses for 2016 were $23.4 million compared to $19.7 million in the prior year. Operating expenses increased largely due to investments to support the Company’s commercial infrastructure including sales and marketing and quality and regulatory expenses, as well as an increase in severance costs and non-cash stock-based compensation.

In 2016, the Company recorded a full valuation allowance against all its deferred tax assets and recorded a non-cash provision for income taxes of $9.1 million in 2016.  This valuation allowance contributed to our net loss for 2016 of $11.7 million, compared to net income of $0.5 million in the prior year.

Cash and cash equivalents were $23.7 million as of December 31, 2016.

Guidance for Full Year 2017

IRIDEX projects revenue for the full year 2017 to be $48 to $52 million, driven by growth in the Company’s Cyclo G6 glaucoma laser platform. The Company anticipates that in 2017, it will sell 400 to 450 Cyclo G6 laser systems and ship 45,000 to 50,000 G6 probes.  In 2017, we anticipate revenue growth to be more heavily weighted towards the second half of the year as we start to see the full benefits of our growth investments.

Webcast and Conference Call Information

IRIDEX’s management team will host a conference call today beginning at 2:00 p.m. PT / 5:00 p.m. ET.  Investors interested in listening to the conference call may do so by dialing (844) 707-0665 for domestic callers or (703) 326-3030 for international callers, using conference ID: 61156151.  A live and archived webcast of the event will be available on the “Investor Relations” section of the Company’s website at: www.iridex.com.  A telephone replay will also be available beginning Wednesday, March 8, 2017 through Thursday, March 9, 2017 by dialing (855) 859-2056 for domestic callers or (404) 537-3406 for international callers, using conference ID: 61156151.

About IRIDEX

IRIDEX Corporation was founded in 1989 and is a worldwide leader in developing, manufacturing, and marketing innovative and versatile laser-based medical systems, delivery devices and consumable instrumentation for the ophthalmology market. We maintain a deep commitment to the success of our customers, with comprehensive technical, clinical, and service support programs. IRIDEX is dedicated to a standard of excellence, offering superior technology for superior results. IRIDEX products are sold in the United States through a direct sales force and internationally through a combination of a direct sales force and a network of approximately 70 independent distributors into over 100 countries. For further information, visit the IRIDEX website at http://www.iridex.com/.

Safe Harbor Statement

This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended, including those statements concerning  revenue and Cyclo G6 projections for fiscal 2017, future demand and order levels for the Company's products, future operating expenses, changes in personnel, product development and intellectual property related matters, the adoption and effect of Company products on its results, the markets in which the Company operates, usage and efficacy of the Company's products, the Company’s future financial results, and the Company's strategic plans and objectives. These statements are not guarantees of future performance and actual results may differ materially from those described in these forward-looking statements as a result of a number of factors. Please see a detailed description of these and other risks contained in our Annual Report on Form 10-K for the fiscal year ended January 2, 2016, and Quarterly Reports on Form 10-Q for subsequent fiscal quarters, each of which was filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and will not be updated.

Investor Relations Contact

Lynn Pieper Lewis or Leigh Salvo

(415) 937-5404

investors@iridex.com

IRIDEX Corporation

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,	January 2,	December 31,	January 2,
	2016	2016	2016	2016

Total revenues	$12,530	$12,113	$46,158	$41,757
Cost of revenues	6,967	6,628	25,319	21,804
Gross profit	5,563	5,485	20,839	19,953

Operating expenses:
Research and development	1,358	1,214	5,365	5,214
Sales and marketing	3,069	2,438	10,281	8,901
General and administrative	2,092	1,344	7,638	5,550
Impairment of intangible assets	120	-	120	-
Total operating expenses	6,639	4,996	23,404	19,665

(Loss) income from operations	(1,076)	489	(2,565)	288
Other (expense) income, net	(8)	(131)	(91)	3
(Loss) income from operations before provision for (benefit from) income taxes	(1,084)	358	(2,656)	291
Provision for (benefit from) income taxes	9,731	(80)	9,057	(183)
Net (loss) income	$(10,815)	$438	$(11,713)	$474

Net (loss) income per share:
Basic	$(1.04)	$0.04	$(1.15)	$0.05
Diluted	$(1.04)	$0.04	$(1.15)	$0.05

Weighted average shares used in computing net (loss) income per share:
Basic	10,443	9,980	10,173	9,962
Diluted	10,443	10,086	10,173	10,128

IRIDEX Corporation

Condensed Consolidated Balance Sheets

(In thousands and unaudited)

	December 31,	January 2,
	2016	2016
Assets
Current assets:
Cash and cash equivalents	$23,747	$9,995
Accounts receivable, net	10,025	9,282
Inventories	11,643	11,106
Prepaids and other current assets	450	386
Total current assets	45,865	30,769
Property and equipment, net	1,534	1,104
Intangible assets, net	132	268
Goodwill	533	533
Deferred income taxes-long term	-	8,985
Other long-term assets	80	164
Total assets	$48,144	$41,823

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,994	$2,223
Accrued compensation	2,346	1,572
Accrued expenses	2,135	1,722
Accrued warranty	603	603
Deferred revenue	1,383	1,311
Total current liabilities	8,461	7,431

Long-Term liabilities:
Other long-term liabilities	523	704
Total liabilities	8,984	8,135

Stockholders' equity:
Common stock	124	111
Additional paid-in capital	55,158	37,986
Accumulated deficit	(16,122)	(4,409)
Total stockholders' equity	39,160	33,688

Total liabilities and stockholders' equity	$48,144	$41,823